EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in Amendment No. 1 to the Joint Registration Statement on Form S-3 dated April 3, 1998 of Meditrust Corporation, formerly known as Santa Anita Realty Enterprises, Inc. and Meditrust Operating Company, formerly known as Santa Anita Operating Company, of our report dated January 30, 1998, except for Note 16 to which the date is February 26, 1998, on our audits of the financial statements of the Meditrust Companies and Meditrust Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, and Meditrust Operating Company as of December 31, 1997 and for the initial period ended December 31, 1997.



                            Coopers & Lybrand, L.L.P.


Boston, Massachusetts
April 3, 1998